Exhibit 99(a)

NEWS RELEASE	Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLEVELAND-CLIFFS REPORTS ON
OUTLOOK FOR 2000

      Cleveland, OH, December 28, 1999 — Cleveland-Cliffs Inc (NYSE:CLF) today reported on the Company’s business outlook. John S. Brinzo, Cliffs’ president and chief executive officer, said, “Cliffs and its steel company partners met earlier this month to make their initial pellet production nominations for 2000. While the nominations are subject to change, the six North American mines managed by Cliffs are currently scheduled to operate at capacity levels.”

      Cliffs’ iron ore pellet sales in 2000 are expected to exceed eleven million tons, which compares to production capacity of 11.8 million tons. The projected increase in year 2000 sales is largely due to an expected recovery of sales volume from two important steel customers. As previously disclosed, Cliffs lost more than two million tons of pellet sales to Rouge Industries and Weirton Steel in 1999 as a result of blast furnace outages. Brinzo said, “We are working hard to contract additional sales so that the Company’s production capacity can be fully utilized. We are pleased to note that we have negotiated extensions to sales agreements representing in total 3.5 to 4.0 million tons per year with Acme Metals, AK Steel, and WCI Steel for periods of up to five years.”

      International iron ore price discussions are underway, and there is optimism that improving world steel markets may result in an increase in the international pellet price in 2000. The major iron ore producers around the world have taken shutdowns in 1999 to balance inventories, and world steel production is increasing as the Asian economies improve. Although Cliffs does not sell its iron ore at the international price, this price is an escalator or de-escalator in many of the Company’s multi-year sales contracts. While we believe an increase in the international pellet price may occur, the average price realization on Cliffs’ year 2000 sales is projected to approximate 1999, reflecting the mix of various multi-year contracts. Cliffs’ average price realization in 1999 is expected to be down about 8 percent from 1998 versus a 13 to 14 percent decline in the international pellet price.

      During the last several weeks, the Cliffs and Associates Limited hot-briquetted iron (HBI) plant in Trinidad and Tobago has produced DRI to specification and has produced a small quantity of briquettes. Brinzo said, “While the plant has not achieved sustained levels of HBI production, we remain confident in the Circored(R) process technology. However, the mechanical start-up modifications have extended the planned start-up curve and will likely reduce year 2000 production below our earlier estimate of 400,000 metric tons.”

      Brinzo said, “We continue to see improvement in underlying steel industry fundamentals as we approach 2000. While we expect 1999 results to only be slightly profitable, we have taken aggressive actions in 1999 to position Cliffs for 2000, including the reduction of inventory below the 1.6 million tons at the beginning of the year. While we expect margins on pellet sales will improve in 2000 due to higher volume and continued unit cost reduction, we will be challenged to achieve analyst expectations until iron ore prices improve and our HBI plant is in commercial operation.

We expect year 2000 results will also include special income of about $.50 per share from a business interruption insurance claim related to our loss of sales to Rouge in 1999.”

      Commenting further, Brinzo said, “We remain committed to our objective of enhancing shareholder value by developing a significant ferrous metallics business. The difficulties experienced in 1999 illustrate the importance of supplying an expanded mix of iron products to a broader range of customers.”

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      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

      This news release contains forward-looking statements regarding financial performance, pricing, sales volume, and operating levels, which could differ significantly from current expectations due to inherent risks such as lower demand for steel, iron ore, and ferrous metallics products, higher steel imports, processing difficulties, or other factors. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. For further discussion of factors that could cause actual results to differ materially from those reflected in the forward looking statements, see the Company’s Annual Report and reports on 10K and 10Q.

Contacts

Media: David L. Gardner, (216) 694-5407

Financial Community: Fred B. Rice, (800) 214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial (800) 778-3888. News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com

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